UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2014

Weatherford International public limited company
(Exact name of registrant as specified in its charter)

Ireland	001-36504	98-0606750
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Bahnhofstrasse 1, 6340 Baar, Switzerland	CH 6340
(Address of principal executive offices)	(Zip Code)

 Registrant’s telephone number, including area code: +41.22.816.1500

N/A
(Former Name, Former Address and Former Fiscal Year, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d)     On November 24, 2014, the Board of Directors (the “Board”) of Weatherford appointed Mr. Mohamed A. Awad as a member of the Board, thereby increasing the size of Weatherford’s board of directors from nine to ten members. Mr. Awad is expected to be added to the Board’s Health, Safety and Environment Committee at the next scheduled meeting of the Board.
Mr. Awad, 65, is a retired executive who most recently served as Chairman of Schlumberger–Middle East and Asia, a role he held from 2001 to 2012. Mr. Awad joined Schlumberger in 1981 and over the next 30 years held positions of increasing responsibility, both domestically and abroad, including in the wireline, well services, drilling and measurement, and oilfield services groups. Mr. Awad holds a Master of Science degree from the University of Tulsa and a Bachelor of Science degree from Cairo University, both in Petroleum Engineering. In addition to his role as at Schlumberger, Mr. Awad served as a director of Arabian Drilling Company in Saudi Arabia from 2005 until 2012.
In connection with his election to the Board, Mr. Awad will receive a grant of 6,162 restricted share units, which will vest in two equal installments on November 24, 2016 and 2018, and a grant of 8,000 restricted share units which will vest annually in three equal installments, in each case, pursuant to Weatherford’s 2010 Omnibus Incentive Plan. He will receive standard Board and committee retainers and meeting fees, and expenses related to meeting attendance. Mr. Awad is expected to enter into director indemnification agreements with the Company and one of its primary subsidiaries, the forms of which have been previously filed with the Securities and Exchange Commission.
There are no arrangements or understanding between Mr. Awad and any other person pursuant to which Mr. Awad was selected as a director. Mr. Awad does not have any family relationship with any director or executive officer of Weatherford or any person nominated or chosen by Weatherford to become a director or executive officer. There are no transactions in which Mr. Awad has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Weatherford International plc
Date: November 25, 2014
/s/ Krishna Shivram
Krishna Shivram
Executive Vice President and Chief Financial Officer